SCHEDULE 14A INFORMATION

PROXY  STATEMENT  PURSUANT  TO SECTION 14(A) OF  THE SECURITIES EXCHANGE ACT OF
1934
                              (AMENDMENT NO.  - )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]   Preliminary Proxy Statement
[X]   Definitive Proxy Statement
[ ]   Definitive Additional Materials
[ ]   Soliciting Material Pursuant  to  Section  240.14a-11(c)  or  Section
      240.14a-12

                           STEWART ENTERPRISES, INC.
   ------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

   ------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]   No Fee Required
[ ]   Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

      1)    Title of each class of securities to which transaction applies:
            ______________________________________________________________

      2)    Aggregate number of securities to which transaction applies:
            ______________________________________________________________

      3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
            ______________________________________________________________

      4)    Proposed maximum aggregate value of transaction:
            ______________________________________________________________

      5)    Total Fee Paid:


[ ]   Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      1)    Amount Previously Paid:
            ________________________

      2)    Form, Schedule or Registration Statement No.:
            ________________________

      3)    Filing Party:
            ________________________

      4)    Date Filed:
            ________________________





               [LETTERHEAD OF FRANK B. STEWART, JR.]







                         February 26, 1999



To our shareholders:

     You are cordially invited to the annual meeting of shareholders of Stewart Enterprises, Inc. to be held at 11:00 a.m. on April 9, 1999 in the Azalea Room I of the Westin Canal Place, 100 Rue Iberville, New Orleans, Louisiana.

     The attached notice of meeting and proxy statement describe in detail the matters proposed by your board of directors to be considered and voted upon at the meeting.

     IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE MEETING. ACCORDINGLY, WE ASK THAT YOU READ THE ATTACHED NOTICE OF MEETING AND PROXY STATEMENT CAREFULLY AND THAT YOU COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ACCOMPANYING POSTPAID ENVELOPE. This will ensure that your vote is counted. Furnishing the enclosed proxy will not prevent you from voting in person at the meeting if you wish to do so.

     Please return the enclosed proxy and save us the cost of having to contact you again in order to obtain your signed proxy.


                                   Sincerely,

                                   /s/ Frank B. Stewart, Jr.
                                  ----------------------------
                                   Frank B. Stewart, Jr.
                                   Chairman of the Board

                     STEWART ENTERPRISES, INC.
                  110 VETERANS MEMORIAL BOULEVARD
                    METAIRIE, LOUISIANA  70005
            ___________________________________________

             NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
            ___________________________________________

TO THE SHAREHOLDERS OF STEWART ENTERPRISES, INC.:

      You are cordially invited to the 1999 annual meeting of our shareholders which will be held in the Azalea Room I of the Westin Canal Place, 100 Rue Iberville, New Orleans, Louisiana, on April 9, 1999 at 11:00 a.m. for the following purposes:

   * To elect three directors to serve a three-year term of office expiring at our 2002 annual meeting

   * To ratify the appointment of PricewaterhouseCoopers LLP, certified public accountants, as independent auditors for the fiscal year ending October 31, 1999

   * To transact such other business as may properly come before the meeting or any adjournment thereof

      Only shareholders of record at the close of business on February 15, 1999 are entitled to notice of and to vote at our 1999 annual meeting.

      If you are unable to attend in person and wish to have your shares voted, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT IN THE ACCOMPANYING POSTPAID ENVELOPE AS PROMPTLY AS POSSIBLE. You may revoke your proxy by giving notice to our Secretary at any time before it is voted at the annual meeting.

                                         BY ORDER OF THE BOARD OF DIRECTORS

                                            /s/ Loralice A. Trahan
                                         -----------------------------------
                                                 Loralice A. Trahan
                                                      Secretary
Metairie, Louisiana
February 26, 1999

                     STEWART ENTERPRISES, INC.
                  110 VETERANS MEMORIAL BOULEVARD
                     METAIRIE, LOUISIANA 70005

                         FEBRUARY 26, 1999



                          PROXY STATEMENT

      We are furnishing this proxy statement to our shareholders in connection with the solicitation of proxies on behalf of our board of directors for use at the 1999 annual meeting of our shareholders to be held on April 9, 1999 at 11:00 a.m. in the Azalea Room I of the Westin Canal Place, 100 Rue Iberville, New Orleans, Louisiana.

      Only shareholders of record of our Class A and Class B Common Stock at the close of business on February 15, 1999 are entitled to notice of and to vote at our 1999 annual meeting. On that date, we had outstanding (A) 108,150,239 shares of our Class A Common Stock, each of which is entitled to one vote, and (B) 3,555,020 shares of our Class B Common Stock, each of which is entitled to ten votes.

      You may revoke your proxy at any time before it is voted at the annual meeting by filing with our Secretary a written revocation or duly executed proxy bearing a later date. Your proxy will be deemed revoked if you are present at the annual meeting and vote in person.

      We will begin mailing this proxy statement to our shareholders on or about February 26, 1999, and we will bear the cost of soliciting proxies in the enclosed form. In addition to the use of the mails, proxies may be solicited by personal interview, telephone and facsimile. We will ask banks, brokerage houses and other institutions, nominees and fiduciaries to forward the soliciting material to their principals and to obtain authorization for the execution of proxies, and we will, upon request, reimburse them for their reasonable expenses in so acting.

         STOCK OWNERSHIP OF DIRECTORS, EXECUTIVE OFFICERS
                   AND CERTAIN BENEFICIAL OWNERS

STOCK OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

      The table below sets forth certain information concerning the beneficial ownership, as of February 15, 1999, of our Class A and Class B Common Stock by
(1) each director and director nominee, (2) each executive officer for whom compensation information is disclosed under the caption "Executive Compensation," and (3) all of our directors and executive officers as a group, determined in accordance with Rule 13d-3 of the Securities and Exchange Commission (the "SEC"). Unless otherwise indicated, all shares shown as beneficially owned are held with sole voting and investment power. Throughout this proxy statement, we have adjusted all share and per share amounts to reflect the three-for-two stock split effective June 21, 1996 and the two-for-one stock split effective April 24, 1998, as appropriate.


                                                                                ACQUIRABLE THROUGH
                                                                                     CURRENTLY
                                                    NUMBER OF SHARES                EXERCISABLE           PERCENT
        BENEFICIAL OWNER                CLASS     BENEFICIALLY OWNED (1)         STOCK OPTIONS (2)      OF CLASS (2)
        ----------------                -----     -----------------------        ------------------     -------------
DIRECTORS AND DIRECTOR NOMINEES

Frank B. Stewart, Jr.                   Class A         6,996,434 (3)                   --                   6.5%
P. O. Box 19925                         Class B         3,555,020 (4)                   --                 100.0%
New Orleans, LA  70179

Joseph P. Henican, III                  Class A         2,197,282 (5)                 195,012                2.2%
William E. Rowe                         Class A           154,076                     195,012                 *
Kenneth C. Budde                        Class A            53,400                      54,000                 *
Darwin C. Fenner                        Class A           497,248 (6)                  54,000                 *
Dwight A. Holder                        Class A           118,000 (7)                  24,000                 *
John P. Laborde                         Class A            52,500                      18,000                 *
James W. McFarland                      Class A            16,140                      40,948                 *
Michael O. Read                         Class A            43,642 (8)                  36,000                 *

NAMED EXECUTIVE OFFICERS (9)

Richard O. Baldwin, Jr.                 Class A           201,316                     120,006                 *
Brian J. Marlowe                        Class A           106,612 (10)                120,006                 *


All directors and executive
 officers as a group (17 persons)       Class A        10,318,666                   1,169,016               10.5% (11)
                                        Class B         3,555,020                       --                 100.0% (11)

______________________
*   Less than 1%.

(1) Excludes shares subject to options currently exercisable or exercisable within 60 days, which shares are set forth separately in the next column.

(2) Consists of shares subject to options currently exercisable or exercisable within 60 days. These shares are deemed to be outstanding for purposes of computing the percentage of outstanding Class A Common Stock owned by a person individually and by all directors and executive officers as a group but are not deemed to be outstanding for the purpose of computing the individual ownership percentage of any other person.

(3) Includes 6,542,934 shares owned as community property with Mr. Stewart's wife and 453,500 shares owned by the Frank B. Stewart, Jr. Foundation (a non-profit corporation), with respect to which Mr. Stewart is a trustee and shares voting and investment power.

(4) Each share of Class B Common Stock has ten votes per share and, unless otherwise required by law, the holder of Class B Common Stock votes together with the holders of Class A Common Stock on all matters brought before the shareholders.

(5) Includes 450 shares owned by Mr. Henican's wife, 1,200 shares owned by his children and 1,629,100 shares held by trusts for family members of Frank
     B. Stewart, Jr., with respect to which Mr. Henican is a co-trustee and shares voting and investment power.

(6) Includes 900 shares owned by Mr. Fenner's wife and 453,500 shares held by the Frank B. Stewart, Jr. Foundation (a non-profit corporation), with respect to which Mr. Fenner is a trustee and shares voting and investment power.

(7)  Includes 70,000 shares owned by Mr. Holder's wife.

(8) Includes 10,500 shares held in a trust, with respect to which Mr. Read is a trustee and shares voting and investment power.

(9) Information regarding Messrs. Stewart, Henican and Rowe, the named executive officers other than Messrs. Baldwin and Marlowe, appears under the caption "Directors and Director Nominees."

(10) Includes 1,800 shares held in Mr. Marlowe's wife's retirement fund.

(11) As of February 15, 1999, all directors and executive officers as a group beneficially owned shares of Class A and B Common Stock representing 32.5% of our total voting power.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     As of February 15, 1999, the persons named below were, to our knowledge, the only beneficial owners of more than 5% of our outstanding Class A Common Stock, determined in accordance with Rule 13d-3 of the SEC, other than Frank B. Stewart, Jr., whose beneficial ownership of our Class A Common Stock is described above.

                                               AMOUNT AND NATURE OF     PERCENT
     BENEFICIAL OWNER               CLASS      BENEFICIAL OWNERSHIP    OF CLASS
     ----------------               -----      --------------------    --------
Marsh & McLennan Companies, Inc.    Class A       11,892,814 (1)         11.0%
   1166 Avenue of the Americas
   New York, New York 10036

AMVESCAP PLC                        Class A        7,400,100 (2)          6.8%
   11 Devonshire Square
   London EC2M 4YR
   England
____________________
(1) Based solely on a Schedule 13G filed with the SEC on February 11, 1999. According to the Schedule 13G, Marsh & McLennan Companies, Inc.'s wholly owned subsidiary Putnam Investments, Inc. wholly owns two registered investment advisers: (A) Putnam Investment Management, Inc., which is the investment adviser to the Putnam family of mutual funds, and (B) The Putnam Advisory Company, Inc., which is the investment adviser to Putnam's institutional clients. Putnam Investment Management, Inc. has shared investment power over 11,169,314 shares. Each of Putnam Investment Management, Inc.'s mutual fund client's trustees has voting power over the shares held by each fund. Additionally, Putnam New Opportunities Fund has shared investment power over 7,345,100 of the 11,169,314 shares. The Putnam Advisory Company, Inc. has shared investment power over 723,500 shares, and shares voting power over 272,200 of such shares with its institutional clients.

(2) Based solely on a Schedule 13G with the SEC on February 11, 1999. According to the Schedule 13G, all shares shown as beneficially owned by AMVESCAP PLC, AVZ, Inc., AIM Management Group Inc., AMVESCAP Group Services, Inc., INVESCO, Inc., INVESCO North American Holdings, Inc., INVESCO Capital Management, Inc., INVESCO Funds Group, Inc., INVESCO Management & Research, Inc., INVESCO Realty Advisers, Inc. and INVESCO
      (NY) Asset Management, Inc. are held with shared investment and voting power.

                             ELECTION OF DIRECTORS


GENERAL


      Our Amended and Restated Articles of Incorporation (the "Articles") and By-laws divide the board of directors into three classes serving three-year staggered terms and, pursuant to our By-laws and a resolution of the board of directors, the number of directors has been set at nine. The term of office of the three Class III directors expires at our 1999 annual meeting. The Class I and Class II directors are serving terms that expire at our 2000 and 2001 annual meetings, respectively. Accordingly, proxies cannot be voted for more than three persons. William E. Rowe, James W. McFarland and Kenneth C. Budde, the Class III directors whose terms are expiring, have been nominated by the board of directors for re-election at our 1999 annual meeting for a three-year term of office expiring at our 2002 annual meeting and until their successors are duly elected and qualified.

      Unless authority to vote for the election of directors is withheld, the proxy holders named on the enclosed proxy will vote all shares represented thereby in favor of the election of each of the three nominees listed below.
We are informed that each nominee is willing to serve; however, in accordance with our By-laws, if any of them should decline or become unable to serve for any reason, votes represented by the enclosed proxy will be cast instead for a substitute nominee designated by the board of directors, or, if none is designated, the number of directors automatically shall be reduced by the total number of nominees withdrawn from consideration. Under our By-laws, directors are elected by plurality vote.

      A shareholder of record who wishes to nominate one or more persons for election to the board of directors must comply with the procedures established by our Articles and By-laws. Pursuant to those procedures, the shareholder may nominate one or more persons for election at a meeting of shareholders only if the shareholder is entitled to vote at the meeting and provides timely notice in writing to our Secretary at our principal office, 110 Veterans Memorial Boulevard, Metairie, Louisiana 70005. To be timely, a shareholder's notice must be received at our principal office not less than 45 days nor more than 90 days prior to the meeting; however, if less than 55 days notice or prior public disclosure of the date of the meeting is given or made to shareholders, notice by the shareholder to be timely must be received at our principal office no later than the close of business on the tenth day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made. The notice must include the following information with respect to each person the shareholder proposes to nominate: (1) such person's name, age, business address and residential address, (2) such person's principal occupation or employment, (3) the class and number of shares of our capital stock of which such person is the beneficial owner (as defined in Rule 13d-3 of the SEC), (4) such person's written consent to being named in the proxy statement as a nominee and to serve as a director if elected, and (5) any other information relating to such person that would be required to be disclosed in solicitations of proxies for the election of directors, or otherwise would be required, in each case pursuant to Regulation 14A of the SEC. The notice also must include the following information with respect to the shareholder giving the notice: (1) the name and address of such shareholder and (2) the class and number of shares of our capital stock of which such shareholder is the beneficial owner (as defined in Rule 13d-3 of the SEC). If requested in writing by our Secretary at least 15 days in advance of the meeting, such shareholder must disclose to our Secretary, within ten days of such request, whether such person is the sole beneficial owner of the shares held of record by such shareholder, and, if not, the name and address of each other person known by the shareholder of record to claim or have a beneficial interest in such shares.

      The following table sets forth certain information regarding the directors and nominees for election as directors. Unless otherwise indicated, each director has been engaged in the principal occupation shown for more than the past five years.


                                                                        NOMINATED
   NAME, AGE, PRINCIPAL OCCUPATION,                     DIRECTOR         FOR TERM
AND DIRECTORSHIPS IN OTHER PUBLIC COMPANIES              SINCE           EXPIRING
-------------------------------------------              -----           --------

NOMINEES FOR ELECTION AS CLASS III DIRECTORS:

William E. Rowe, 52. . . . . . . . . . .                  1994             2002
     President and Chief Operating
     Officer (1)

James W. McFarland, 53 . . . . . . . .                    1995             2002
     Dean, A.B. Freeman
     School of Business,
     Tulane University (2)

Kenneth C. Budde, 51 . . . . . . . . . .                  1998             2002
     Executive Vice President, President -
     Corporate Division and Chief Financial
     Officer (3)

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR EACH OF THE NOMINEES LISTED ABOVE.


                                                        DIRECTOR           TERM
                                                         SINCE            EXPIRES
                                                         -----            -------
CONTINUING CLASS I DIRECTORS:

Joseph P. Henican, III, 50 . . . . . . . . .              1984             2000
     Vice Chairman of the Board and
     Chief Executive Officer (4)

Michael O. Read, 55 . . . . . . . . . . . . .             1991             2000
     Business Development,
     J&H Marsh & McLennan of
     Louisiana, Inc. (insurance
     brokerage and consulting) (5)

Dwight A. Holder, 76 . . . . . . . . . . . . .            1997             2000
     President, Holder Investment Company (6)

CONTINUING CLASS II DIRECTORS:

Frank B. Stewart, Jr., 63 . . . . . . . . . .             1970             2001
     Chairman of the Board (7)

Darwin C. Fenner, 66 . . . . . . . . . . . .              1991             2001
     Investment Counsel, Chairman
     and Chief Executive Officer,
     Fenner, Plauche' & Williams Investment
     Management Company (8)

John P. Laborde, 75 . . . . . . . . . . . .               1995             2001
     Chairman Emeritus and Director, Tidewater Inc.
     (marine transportation) (9)

(1) Mr. Rowe became our President on November 1, 1994. He became our Senior Executive Vice President and Chief Operating Officer in April 1994. Prior to that time, he served as Executive Vice President and President of our former Mid-Atlantic Division.

(2) Mr. McFarland is also a director of American Indemnity Financial Corporation, Petroleum Helicopters, Inc. and Sizeler Property Investors, Inc. Mr. McFarland is the chairman of our compensation committee and a member of our audit committee.

(3) Mr. Budde became our Executive Vice President, President-Corporate Division and Chief Financial Officer on May 1, 1998. Prior to that time, he served as our Senior Vice President of Finance, Secretary and Treasurer. Mr. Budde is a member of our investment committee.

(4) Mr. Henican became our Chief Executive Officer on February 1, 1995. Until January 31, 1995, he was a partner in the law firm of Henican, James & Cleveland, L.L.P., and served as our general counsel for more than 13 years.

(5)  Prior to January 1994, Mr. Read was a partner of Montgomery, Barnett,
     Brown, Read, Hammond & Mintz, Attorneys at Law.   Mr. Read is the chairman
     of our audit committee and a member of our compensation committee.

(6) Prior to July 9, 1997, Mr. Holder served as Chairman of the Board of Carolina Financial Corporation of Pickens, Inc., which became one of our subsidiaries on that date. Mr. Holder is a member of our audit committee and investment committee.

(7) Mr. Stewart served as our interim Chief Executive Officer from November 1, 1994, upon the retirement of Lawrence M. Berner as our President and Chief Executive Officer, until February 1, 1995, when Mr. Henican assumed the office of our Chief Executive Officer.

(8) Mr. Fenner is the Chairman of our investment committee and is a member of our compensation committee.

(9) Mr. Laborde was Chairman, President and Chief Executive Officer of Tidewater Inc. from 1956 to 1994. He is also a director of Stolt Comex Seaway, S.A. and Stone Energy Corporation. Mr. Laborde is a member of our audit committee and investment committee.

                               ________________

     During the fiscal year ended October 31, 1998, our board of directors held five meetings. Each director attended 75% or more of the aggregate number of meetings of the board of directors and committees of which he was a member that were held during the period in which he served.

      Our board of directors has an audit committee on which Messrs. Read, Laborde, McFarland and Holder serve. Our board of directors also has a compensation committee on which Messrs. Fenner, Read and McFarland serve. Our board of directors does not have a nominating committee.

      The audit committee has general responsibility for meeting periodically with representatives of our independent public accountants to review the general scope of audit coverage, including consideration of our accounting practices and procedures and our system of internal accounting controls, and for reporting to the board of directors with respect thereto. The audit committee also recommends to the board of directors the appointment of our independent auditors. The audit committee met three times during the fiscal year ended October 31, 1998.

      The compensation committee reviews, analyzes and recommends compensation programs to our board of directors. The compensation committee also is responsible for the administration of and the grant of awards under the Amended and Restated 1995 Incentive Compensation Plan and the Amended and Restated Directors' Stock Option Plan. The compensation committee met eight times during the fiscal year ended October 31, 1998.

COMPENSATION OF DIRECTORS

      Each member of the board of directors who is not a full-time employee (an "Outside Director") was paid during the first three quarters of the last fiscal year (1) a quarterly retainer of $3,750, (2) $1,000 for each board meeting attended, and (3) $700 for each committee meeting attended. Beginning with the fourth quarter of the last fiscal year, each Outside Director receives (1) a quarterly retainer of $5,250, (2) $1,500 for each board meeting attended and
(3) $1,500 for each committee meeting attended.

      In 1996, we adopted the Amended and Restated Directors' Stock Option Plan, pursuant to which each Outside Director received, on January 2, 1996, options to purchase 72,000 shares of our Class A Common Stock. The options become exercisable in 25% annual increments beginning one year after grant. Upon joining our board of directors, Mr. Holder received options to purchase 72,000 shares of our Class A Common Stock, which become exercisable in 33-1/3% annual increments beginning on January 2, 1998. Exercisability of the options is automatically accelerated in the event of a change of control, as defined in the plan, and may be accelerated by the compensation committee at any time in its discretion. The options must be exercised within one year from the date of termination of board service and expire on January 2, 2001. The exercise price of the options is the fair market value of the Class A Common Stock on the date of grant.

                      EXECUTIVE COMPENSATION

SUMMARY OF COMPENSATION

      The following table sets forth information with respect to the compensation paid to our Chief Executive Officer and to each of our four most highly compensated other executive officers for services rendered during the fiscal years ended October 31, 1998, 1997 and 1996.


                                           SUMMARY COMPENSATION TABLE


                                                                                 LONG TERM
                                                                               COMPENSATION
                                                ANNUAL COMPENSATION               AWARDS
                                         --------------------------------       ----------
      Name and                                                  Other           Securities
      Principal                                                 Annual          Underlying      All Other
      Position                  YEAR    SALARY     BONUS     COMPENSATION        OPTIONS      COMPENSATION
      --------                  ----    ------     -----     ------------       ----------    ------------

Frank B. Stewart, Jr........... 1998   $519,229      --           --               --          $21,578 (1)
  Chairman of the Board         1997    600,000      --           --               --           16,106
                                1996    600,000      --           --               --           16,293

Joseph P. Henican, III......... 1998    500,000   $360,734        --             500,000        23,988 (1)
  Vice Chairman of the Board    1997    500,000    175,000        --               --           15,766
  and Chief Executive Officer   1996    450,000    175,500        --             131,624        13,005

William E. Rowe................ 1998    500,000    360,734        --             500,000        23,988 (1)
  President and Chief           1997    500,000    175,000        --               --           21,875
  Operating Officer             1996    450,000    175,500        --             131,624        22,244

Richard O. Baldwin, Jr......... 1998    300,000    175,000        --             250,000        16,935 (1)
  Executive Vice President      1997    300,000    175,000        --                --          11,588
  and President - Corporate     1996    300,000    136,875        --              81,000         9,915
  Development Division

Brian J. Marlowe............... 1998    300,000    170,000        --             250,000        17,767 (1)
  Executive Vice President and  1997    300,000    190,000        --                --          11,495
  President - Eastern Division  1996    300,000    135,000        --              81,000        10,930

___________________

(1)Consists of our contributions to the accounts of the named executive officers in our Employees' Retirement Trust (a Profit-Sharing Plan) and our Supplemental Retirement and Deferred Compensation Plan, respectively: Mr. Stewart, $5,606 and $15,446; Mr. Henican, $5,606 and $18,382; Mr. Rowe,
   $5,606 and $18,382; Mr. Baldwin, $5,606 and $11,329; and Mr. Marlowe, $5,606
   and $12,161. Additionally, amounts shown for Mr. Stewart include life insurance premiums we paid on his behalf in the amount of $526.

STOCK OPTIONS


   The following two tables present information with respect to the executive officers named in the Summary Compensation Table concerning grants and exercises of stock options during the last fiscal year, and unexercised options as of October 31, 1998.


                                                     OPTION GRANTS IN LAST FISCAL YEAR

                           NUMBER OF       % OF TOTAL
                          SECURITIES         OPTIONS                                    POTENTIAL REALIZABLE VALUE AT ASSUMED
                          UNDERLYING         GRANTED                                         ANNUAL RATES OF STOCK PRICE
                           OPTIONS        TO EMPLOYEES      EXERCISE    EXPIRATION         APPRECIATION FOR OPTION TERM (4)
                                                                                   -----------------------------------------------
     NAME                 GRANTED (1)    IN FISCAL YEAR      PRICE         DATE        5%        10%          15%         20%
----------------------    -----------    --------------     --------    ---------- ----------  ----------  ----------  -----------
Joseph P. Henican, III    170,000 (2)         3.98%          $27.25      7/31/04   $1,575,493  $3,574,256  $6,082,754  $ 9,200,071
                          330,000 (3)         7.73%           27.25      7/31/04            0           0           0   17,858,961

William E. Rowe           170,000 (2)         3.98%           27.25      7/31/04    1,575,493   3,574,256   6,082,754    9,200,071
                          330,000 (3)         7.73%           27.25      7/31/04            0           0           0   17,858,961

Richard O. Baldwin, Jr.    85,000 (2)         1.99%           27.25      7/31/04      787,747   1,787,128   3,041,377    4,600,035
                          165,000 (3)         3.87%           27.25      7/31/04            0           0           0    8,929,481

Brian J. Marlowe           85,000 (2)         1.99%           27.25      7/31/04      787,747   1,787,128   3,041,377    4,600,035
                          165,000 (3)         3.87%           27.25      7/31/04            0           0           0    8,929,481

________________

(1) All options become immediately exercisable upon a change of control of our company, and the compensation committee may accelerate the exercisability of the options at any time in its discretion.

(2) These options become exercisable in 20% annual increments, beginning on July 17, 1999.

(3) These options become exercisable if the average of the closing sale prices of a share of Class A Common Stock for 20 consecutive trading days equals or exceeds $67.81 by July 17, 2003, which represents a 20% annual compounded growth in the price of a share of Class A Common Stock over five years.

(4) The appreciation is calculated over the term of the options rounded to the nearest one-half year, beginning with the fair market value on the date of grant of the options.


                                                  AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                                                        AND FISCAL YEAR END OPTION VALUES

                                                                    NUMBER OF
                                                               SECURITIES UNDERLYING              VALUE OF UNEXERCISED
                                                                   UNEXERCISED                        IN-THE-MONEY
                             SHARES                              STOCK OPTIONS AT                      OPTIONS AT
                            ACQUIRED           VALUE           OCTOBER 31, 1998 (2)                OCTOBER 31, 1998 (3)
                                                           ----------------------------     ----------------------------
                          ON EXERCISE (1)    REALIZED (1)  EXERCISABLE    UNEXERCISABLE     EXERCISABLE    UNEXERCISABLE
                          ---------------   -------------  -----------    -------------     -----------    -------------
Joseph P. Henican, III      649,980         $10,850,789     195,012          630,008        $2,449,936      $1,633,291
William E. Rowe             649,980          10,850,789     195,012          630,008         2,449,936       1,633,291
Richard O. Baldwin, Jr.     399,990           6,677,447     120,006          330,004         1,507,635       1,005,090
Brian J. Marlowe            399,990           6,677,447     120,006          330,004         1,507,635       1,005,090

_________________

(1)We offered to repurchase performance-based options covering the number of shares indicated when the performance goal was met in April 1998. We paid each named executive officer (A) the difference between (1) the closing price of our Class A Common Stock on the date the options vested and (2) the exercise price, multiplied by (B) the number of shares covered by the options repurchased. Mr. Henican elected to exercise options covering 102,310 shares of Class A Common Stock.

(2)These options consist of 39% performance-based and 61% time-vest options. The performance-based options were granted in 1998 and will become exercisable only if the average of the closing sale prices of a share of Class A Common Stock for 20 consecutive trading days prior to July 17, 2003 equals or exceeds $67.81, which represents a 20% compounded annual growth rate in the price of a share of Class A Common Stock over five years. Sixty-seven percent of the time-vest options were granted in 1995 and 33% were granted in 1998. All time-vest options become exercisable at the rate of 20% per year over five years from the time of grant. All options become immediately exercisable upon a change of control of our company, and the compensation committee may accelerate the exercisability of the options at any time in its discretion.

(3)The value reflected in this table is equal to the difference between the stock price at October 31, 1998 and the exercise price multiplied by the number of exercisable and unexercisable in-the-money options, respectively.


EMPLOYMENT AGREEMENTS

      Effective August 1, 1995, we entered into employment agreements with Messrs. Henican, Rowe, Baldwin and Marlowe (the "Named Executive Officers"). The agreements provide for employment of the Named Executive Officer in his current position through October 31, 2000, subject to earlier termination under limited, specified circumstances, at a fixed annual salary. The agreements with Messrs. Henican and Rowe provide for a salary of $450,000 for fiscal year 1996 and $500,000 per fiscal year thereafter. The agreements with Messrs. Baldwin and Marlowe provide for a salary of $300,000 per fiscal year. The agreements also provide for an annual bonus, the terms of which were amended commencing fiscal year 1998. For Messrs. Henican, Rowe and Baldwin, 75% of the bonus is based on the growth in earnings per share from the previous fiscal year to the current fiscal year, and 25% is based on subjective criteria established by the person to whom each reports or, for Mr. Henican, the chairman of the compensation committee. For Mr. Marlowe, 25% of the bonus is based on earnings per share from the previous fiscal year to the current fiscal year, 50% is based on business unit earnings and 25% is based on subjective criteria established by the person to whom he reports. The agreements provide for Messrs. Henican, Rowe, Baldwin and Marlowe to be eligible to receive maximum bonuses of $500,000, $500,000, $270,000 and $270,000, respectively, subject to the above criteria. For fiscal years 1996 and 1997, 75% of the annual bonus was based upon the attainment of certain quantitative goals established by the compensation committee and the executive, and 25% was awarded at the discretion of the person to whom the executive reported, or for Mr. Henican, the chairman of the compensation committee. For fiscal years 1996 and 1997 the maximum bonus for which each Named Executive Officer was eligible was $200,000.

      The employment agreements also provide that if we terminate the Named Executive Officer's employment without "cause" (as defined in the agreement) or the Named Executive Officer terminates employment for "good reason" (as defined in the agreement), we must pay the executive two times his annual salary over a two-year period. In addition, the executive will be entitled to exercise performance-based options if the performance goals are met within 180 days after the termination of employment. If the executive terminates his employment for reasons other than "good reason," we must pay the executive one year's salary over a two-year period. Each executive has agreed that he will not compete with us for a period of two years after the termination of his employment.

CHANGE OF CONTROL AGREEMENTS

      Effective December 5, 1995, we entered into change of control agreements with the Named Executive Officers which supersede the employment agreements after a change of control. The agreements provide that if a change of control occurs before October 31, 2000, the executive's employment term will continue through the later of the second anniversary of the change of control or October 31, 2000, subject to earlier termination pursuant to the agreement. After a change of control and during the employment term, the executive is entitled to substantially the same position in substantially the same location as prior to the change of control. In addition, the executive is entitled to the salary, bonus and benefits provided in his employment agreement or, if more favorable, those provided to peer employees of the acquiror.

      If after a change of control, but during the employment term, we terminate the executive's employment without "cause" (as defined in the agreement) or the executive terminates employment for "good reason" (as defined in the agreement), we must pay the executive in cash within 30 days of termination an amount equal to three times the sum of his salary and maximum bonus. "Good reason" includes the failure of the acquiror to provide the executive with substantially the same position after the change of control, and the executive's position is not considered to be substantially the same after a change of control unless he holds an equivalent position with the ultimate parent company of the entity resulting from the transaction. In addition, a termination by the executive for any reason during the 30-day period immediately following the first anniversary of the change of control is deemed a termination for "good reason." If during the employment term the executive terminates employment for reasons other than "good reason," he is entitled to receive a single year's salary over a two-year period. The noncompetition provisions of the executive's employment agreement continue to apply after a change of control.

      If after a change of control the executive is subjected to an excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended (whether by virtue of the benefits of the change of control agreement or otherwise, including by virtue of the acceleration of the exercisability of stock options), we must pay the executive (whether or not his employment has terminated) such amounts as are necessary to place him in the same position after payment of federal income and excise taxes as he would have been if such provisions had not been applicable to him. We have agreed, to the extent permitted by applicable law, to take all reasonable steps to ensure that the executive is not, by reason of a change of control, deprived of the economic value (including any value attributable to the change of control) of (1) any options to acquire our common stock or (2) any of our common stock beneficially owned by the executive. We have agreed to pay as incurred, to the full extent permitted by law, all legal fees and expenses the executive may reasonably incur as a result of any contest of the validity or enforceability of, or liability under, any provision of the change of control agreement.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

      During the last fiscal year, Darwin C. Fenner, James W. McFarland and Michael O. Read served on the compensation committee. No member served as an officer or employee of our company or any of our subsidiaries prior to or while serving on the compensation committee. None of our executive officers served during the last fiscal year on the board of directors or on the compensation committee of another entity, one of whose executive officers served on our board of directors or on our compensation committee.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

   GENERAL

      The compensation committee approves all of the policies under which compensation is paid or awarded to our executive officers. All such decisions are then recommended to the full board of directors for final approval, except for decisions to make awards to executive officers under the Amended and Restated 1995 Incentive Compensation Plan, which are made solely by the compensation committee for tax law purposes.

      Our executive compensation policies are designed to:

      * Provide competitive levels of compensation that integrate pay with our annual and long-term performance goals

      *     Reward achievements in corporate performance

      *     Recognize individual initiative and performance

      *     Assist us in attracting and retaining qualified executives

      * Align the interests of executives with the long-term interests of shareholders through award opportunities that can result in ownership of Class A Common Stock

      Our executive compensation program is comprised of salaries, annual cash incentive bonuses and long-term incentives in the form of stock options.

   SALARY

      The salary levels of Mr. Henican and of the other Named Executive Officers, other than Mr. Stewart, are set out in employment agreements with the officers and were determined following consultation with independent consultants and outside advisors after considering the executive compensation policies described above. Mr. Stewart's salary is paid in consideration of his contributions and value to us. For fiscal year 1997 his salary was $600,000. Mr. Stewart offered to reduce his salary to $450,000 effective April 1998.

   INCENTIVE BONUS

      During 1998, the compensation committee retained an independent consulting firm to review our executive compensation. After considering the consulting firm's reports and recommendations, the compensation committee determined that our executive compensation should be at or above the 75th percentile for companies in a peer group consisting of public companies similar in size to us and other public death care companies. Consistent with this objective, the consulting firm's recommendations, and the executive compensation policies described above, the compensation committee modified our annual executive bonus program, generally, to increase maximum bonuses for which executive officers are eligible and to align the bonus criteria more closely with our current objectives and the officer's area of responsibility. The employment agreements of the executive officers were amended to reflect the annual bonus program effective for fiscal year 1998.

      Under their employment agreements, during the last fiscal year Messrs. Henican, Rowe, Baldwin and Marlowe could earn annual incentive bonuses of up to $500,000, $500,000, $270,000 and $270,000, respectively. For Messrs. Henican,
Rowe and Baldwin 75% of the bonus is based on the growth in earnings per share from the previous fiscal year to the current fiscal year and 25% is based on subjective criteria established by the person to whom each reports or, for Mr. Henican, the chairman of the compensation committee. For Mr. Marlowe, 25% of the bonus is based on our earnings per share from the previous fiscal year to the current fiscal year, 50% is based on business unit earnings and 25% is based on subjective criteria established by the person to whom he reports.

      During the last fiscal year, Mr. Henican received a bonus equal to $360,734, or 72% of his annual salary. The bonuses paid to the other Named Executive Officers ranged from approximately 57% to 72% of annual salary.

   STOCK OPTIONS

      The compensation committee's practice with respect to stock options has been to grant options that vest based on the passage of time together with options that vest based upon the attainment of our performance goals. The compensation committee continues to believe that the combination of these two types of options serves as a valuable incentive. Accordingly, the most recent grants to executive officers in July 1998 consisted of two-thirds performance-based and one-third time-vest options. The performance-based options will vest only if the average of the closing sale prices of the Class A Common Stock over 20 consecutive trading days equals or exceeds $67.81 by July 17, 2003, and the time-vest options will vest at the rate of 20% per year over five years. The number of options granted to each executive officer who received options was based upon the officer's salary level and level of responsibility.

   SECTION 162(M) OF THE INTERNAL REVENUE CODE

      Section 162(m) of the Internal Revenue Code of 1986, as amended, prohibits us from deducting more than $1 million in compensation paid to certain executive officers in a single year. An exception to the $1 million limit is provided for "performance-based compensation" that meets certain requirements, including approval by the shareholders. Options granted under our incentive compensation plans qualify as "performance-based compensation" and will be excluded in calculating the $1 million limit under Section 162(m). We currently intend to keep "non-performance-based compensation" within the $1 million limit in order that all executive compensation will be fully deductible.

      SUBMITTED BY THE COMPENSATION COMMITTEE.


Darwin C. Fenner             James W. McFarland             Michael O. Read

                      TOTAL RETURN COMPARISON

      The graph and corresponding table below provide a comparison of the cumulative total shareholder return on our Class A Common Stock, the S&P 500 Index and an industry index made up of the Loewen Group Inc. ("Loewen") and Service Corporation International ("SCI") for our last five fiscal years. We believe that we, Loewen and SCI are the only major death care providers that have been publicly traded in the United States throughout the entire period covered by the graph. The information in the graph is based on the assumption of a $100 investment on October 31, 1993 at the closing price on that date and includes the reinvestment of dividends. The returns of each issuer in the industry index are weighted according to its stock market capitalization at the beginning of each period for which a return is indicated.








                              [GRAPH APPEARS HERE]










                                 CUMULATIVE TOTAL SHAREHOLDER RETURN
                            ----------------------------------------------
Index                                       OCTOBER 31,
                            ----------------------------------------------
                            1993    1994     1995     1996   1997    1998
                            -----  ------   ------   ------ ------  ------
Stewart Enterprises, Inc.   100.0    90.6    127.0    193.7  235.2   262.1
S & P 500 Index             100.0   101.1    124.4    150.9  195.7   235.1
Industry Index              100.0   103.7    161.3    209.3  203.4   215.0

                       CERTAIN TRANSACTIONS

GENERAL

      We lease our corporate offices from a general partnership in which Mr. Stewart owns a 99.3% partnership interest. We paid an aggregate of $635,581 in rental payments to the partnership during the fiscal year ended October 31, 1998.

      During the fiscal year ended October 31, 1992, Mr. Stewart and two trusts established by Mr. and Mrs. Stewart, of which Mr. Henican serves as co-trustee, entered into an agreement with us whereby we, with the approval of all of the disinterested members of our board of directors, agreed to advance the premiums on a split dollar "second-to-die" life insurance policy purchased by the trusts and insuring the lives of Mr. and Mrs. Stewart. The premiums are payable over a 12-year period and the trusts are required to reimburse us currently for that portion of the premiums we paid that, if not reimbursed, would be treated as compensation to Mr. Stewart for federal income tax purposes. Interest accrues on the premium advances at 8% per annum from the date each premium payment is made by us. The advances are collateralized by an assignment of other insurance policies owned by the trusts and our Class A Common Stock held by the trusts. The trusts have agreed that, upon the death of Mr. or Mrs. Stewart, the proceeds of such other insurance policies will be used to reduce the outstanding balance due to us. We are entitled to reimbursement of the unpaid balance of all amounts advanced, together with accrued interest, upon the first to occur of (1) the surrender of the policy, (2) the deaths of Mr. and Mrs. Stewart, or (3) the expiration of 60 days following the payment in full of all premiums on the policy. The outstanding amount advanced to the trusts by us, including accrued interest, was approximately $1,013,678 at October 31, 1998, including $110,000 advanced to the trusts during the fiscal year ended October 31, 1998.

      In January 1998, we discontinued an insurance policy on the life of Mr. Stewart unrelated to the policy described in the preceding paragraph. In order to purchase a replacement policy, The Stewart Family Special Trust borrowed $685,000 from us pursuant to a promissory note due 180 days after the death of Mr. Stewart. Interest on the note accrues annually at a rate equal to our cost of borrowing under our $600 million revolving credit facility, and is payable when the principal becomes due. The amount of the loan is equal to the cash value received by us upon the discontinuance of the prior insurance policy.
The loan proceeds were used by the trust to purchase a single premium policy on the life of Mr. Stewart. Certain of the beneficiaries of The Stewart Family Special Trust are members of Mr. Stewart's family. The loan was approved by all of the disinterested members of the board of directors. The outstanding balance of the loan at October 31, 1998, including accrued interest, was approximately $724,321.

      During fiscal year 1993, one of our subsidiaries acquired all of the stock of Parklawn Memorial Park, Inc. and Richmond Memorial Parks, Inc. from Brian J. Marlowe, one of our executive officers, and his father. A portion of the purchase price was paid by delivery of a promissory note in the principal amount of $4,000,000 due January 31, 2003 and bearing interest at 8% per annum through December 31, 1993. On January 1, 1994, we refinanced the note by delivering a new promissory note in the principal amount of $3,797,331 due October 31, 1998 and bearing interest at 6.15% per annum. We made principal and interest payments of $887,985 to Mr. Marlowe on the note during the fiscal year ended October 31, 1998, including payment in full on October 19, 1998.

      In February 1992, one of our subsidiaries acquired all of the stock of Catawba Memorial Park and Funeral Home from Brent F. Heffron, one of our executive officers. A portion of the purchase price was paid by delivery of a promissory note in the principal amount of $646,870 due April 30, 2007 and bearing interest at 7% per annum through December 31, 1993. On January 1, 1994, we refinanced the note by delivering a new promissory note in principal amount of $304,065 due October 31, 1998 and bearing interest at a rate of 6.15% per annum. We made principal and interest payments of $70,035 to Mr. Heffron on the note during the fiscal year ended October 31, 1998, including payment in full on March 31, 1998.

      In mid-1997, one of our subsidiaries acquired Dillard Memorial, Inc. and Carolina Financial Corporation of Pickens, Inc. from Dwight A. Holder, members of his family and another individual. Mr. Holder became a member of our board of directors in September 1997. Pursuant to the acquisition agreements, portions of the purchase prices (an aggregate of $155,778 and 26,038 shares of our Class A Common Stock) were placed in escrow accounts to secure the sellers' representations and warranties. In accordance with the acquisition agreements, the funds in the accounts were released to the sellers in fiscal year 1998 on the first anniversary of the date of the agreements.

      In fiscal year 1997, in connection with our acquisition of certain cemeteries from Mr. Holder, Mr. Holder's daughter entered into a non-competition agreement with one of our subsidiaries providing that she will be paid $342,500 in forty equal quarterly installments. During fiscal year 1998, she was paid $34,250 under such agreement.

      Dillard Memorial, Inc., a subsidiary acquired by us in 1997 from Mr. Holder, leases one of its funeral homes from Mr. Holder pursuant to a twenty-year lease commencing in May 1997 and providing for annual rental payments equal to the greater of (1) $144,000 or (2) 7% of the previous fiscal year's gross sales for that funeral home. During the fiscal year ended October 31, 1998, we made rental payments under the lease of $144,000 to Mr. Holder.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers and 10% beneficial owners to file with the SEC reports of ownership and changes in ownership of our equity securities. During the last fiscal year Michael G. Hymel was inadvertently late in filing an initial statement of beneficial ownership.


           PROPOSAL TO RATIFY THE SELECTION OF INDEPENDENT AUDITORS

      Upon the recommendation of the audit committee, the board of directors has approved the retention of PricewaterhouseCoopers LLP as our independent auditors for the fiscal year ending October 31, 1999, which selection will be submitted to the shareholders for ratification. If the shareholders do not ratify the board of directors' selection of PricewaterhouseCoopers LLP by the affirmative vote of holders of a majority of the voting power present or represented at our 1999 annual meeting, the selection of independent auditors will be reconsidered by the board.

      Representatives of PricewaterhouseCoopers LLP are expected to be present at our 1999 annual meeting and will have an opportunity to make a statement if they desire to do so. They will also be available to respond to appropriate questions from shareholders.

      THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE PROPOSAL TO RATIFY THE RETENTION OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING OCTOBER 31, 1999.


                                 OTHER MATTERS

QUORUM AND VOTING OF PROXIES

      The presence, in person or by proxy, of a majority of the total voting power is necessary to constitute a quorum. If a quorum is present, (1) directors will be elected by plurality vote and (2) the ratification of the retention of PricewaterhouseCoopers LLP as our independent auditors for the fiscal year ending October 31, 1999 will require the affirmative vote of the holders of a majority of the voting power present or represented at our 1999 annual meeting. With respect to any matter that is properly brought before our 1999 annual meeting other than the election of directors, abstentions will have the effect of a vote against the proposal, and broker non-votes will be counted as not present with respect to the proposal.

      All duly executed proxies in the form enclosed received by us will be voted as specified and, in the absence of instructions to the contrary, will be voted for the election of the nominees named above and in favor of the proposal to ratify the retention of PricewaterhouseCoopers LLP as our independent auditors for the fiscal year ending October 31, 1999.

      The board of directors does not know of any matters to be presented at our 1999 annual meeting other than those described herein. However, if any other matters properly come before our 1999 annual meeting or any adjournment thereof, it is the intention of the persons named in the enclosed proxy to vote the shares represented by them in accordance with their best judgment.

SHAREHOLDER PROPOSALS

      Any shareholder who desires to present a proposal qualified for inclusion in our proxy materials relating to our 2000 annual meeting must forward the proposal to our Secretary at the address shown on the first page of this Proxy Statement in time to arrive at our offices no later than October 29, 1999.

      All shareholder proposals must comply with Section 2.14 of our By-laws in order to be eligible for consideration at a shareholders' meeting. Our By-laws are filed with the SEC, and shareholders should refer to the By-laws for a complete description of the requirements. Any shareholder who wishes to present a proposal at our 2000 annual meeting must give us notice in advance of the meeting. The notice must be received by our Secretary no later than October 29, 1999, although this date will change in accordance with our By-laws if the date of our 2000 annual meeting is 30 calendar days earlier or later than April 9, 2000. The notice must contain (1) a complete and accurate description of the proposal; (2) a statement that the shareholder (or the shareholder's legal representative) intends to attend the meeting and present the proposal and that the shareholder intends to hold of record securities entitled to vote at the meeting through the meeting date; (3) the shareholder's name and address and the number of shares of our voting securities that the shareholder holds of record and beneficially as of the notice date; and (4) a complete and accurate description of any material interest of such shareholder in such proposal.


                                    BY ORDER OF THE BOARD OF DIRECTORS


                                          /s/ Loralice A. Trahan
                                    ------------------------------------
                                           Loralice A. Trahan
                                                Secretary


Metairie, Louisiana
February 26, 1999